Exhibit 99.1
ANCESTRY.COM INC. REPORTS 2010 SECOND QUARTER
– Ancestry.com Subscriber Growth of 32% Year-Over-Year –
– Total Revenue Up 36% Year-Over-Year –
– Raises FY 2010 Outlook –
PROVO, Utah, July 29, 2010 – Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, today reported financial results for the quarter ended June 30, 2010.
“Greater than anticipated subscriber additions drove impressive performance in the quarter and boosted our revenue and EBITDA expectations for the full year,” said Tim Sullivan, Chief Executive Officer of Ancestry.com. “It’s particularly noteworthy that retention rates and customer behavior trends are remaining consistent despite the rapid subscriber growth in the first half of 2010. As we move forward, we will continue our focus on building awareness of the family history category, improving the customer experience and adding important content collections to Ancestry.com.”

Ancestry.com Web Sites Highlights
•	Subscribers totaled 1,311,000 as of June 30, 2010, a 32% increase over the end of Q2 2009 and an 8% increase over the end of Q1 2010.
•	Gross Subscriber additions were 291,000 in Q2 2010, an 81% increase over Q2 2009 and a 4% increase over Q1 2010, driven by the continued success of marketing programs and the airing of Who Do You Think You Are? early in the quarter.
•	Monthly Subscriber Churn[1] increased to 4.3% in Q2 2010, compared to 3.8% in Q2 2009 and 3.3% in Q1 2010, as expected, reflecting the large number of new monthly subscribers added in the first half of 2010.
•	Subscriber acquisition cost[2] in Q2 2010 was $74.04, compared to $73.27 in Q2 2009 and $69.57 in Q1 2010.
•	Average Monthly Revenue per Subscriber[3] in Q2 2010 was $18.02, compared to $16.42 in Q2 2009 and $16.70 in Q1 2010.
Second Quarter 2010 Financial Highlights
•	Total revenue for the second quarter of 2010 was $74.5 million, an increase of 36.4% over $54.6 million in the prior year period, driven by growth in our core Ancestry.com Web sites of 41.9%.
•	Operating income for the second quarter of 2010 was $15.8 million, compared to $8.7 million in the prior year period.
•	Adjusted EBITDA[4] for the second quarter of 2010 was $25.3 million, compared to $18.4 million in the second quarter of 2009. Adjusted EBITDA margin for the second quarter of 2010 was 33.9%, compared to 33.8% in the second quarter of 2009.

[1]	Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and subscriber additions during the quarter. To arrive at monthly churn, the results are divided by three.

[2]	Subscriber acquisition cost is external marketing and advertising expense, divided by gross subscriber additions in the quarter.

[3]	Average monthly revenue per subscriber is total subscription revenues earned in the quarter from subscriptions to the Ancestry.com Web sites divided by the average number of subscribers in the quarter, divided by three. The average number of subscribers for the quarter is calculated by taking the average of the beginning and ending number of subscribers for the quarter.

•	Net income was $8.5 million, or $0.18 per fully diluted share, for the second quarter of 2010 compared to $4.7 million, or $0.12 per fully diluted share, in the second quarter of 2009.
•	Free cash flow[5] totaled $14.4 million in the second quarter of 2010 compared to $6.7 million in the prior year period.
•	Balance sheet As of June 30, 2010, cash, cash equivalents, and short-term investments were $134.0 million and total debt was $76.2 million.
Recent Business Highlights
•	The Company closed the acquisition of Genline.se, the leading Swedish family history Web site. At closing, Genline had more than 17,000 paying members with access to 26 million pages of digitized Swedish church records spanning more than 400 years from the 17th to the 20th century.
•	NBC announced its renewal of Who Do You Think You Are? for a second season, which is currently expected to air in the first quarter of 2011.
•	Season 1 of Who Do You Think You Are? is currently expected to air in re-runs starting on August 13, 2010.
•	The Company added several new important content collections, including US Land Ownership Atlases from 1860-1920 and the UK Waterloo Medal Roll from 1815.
Business Outlook
The Company’s financial and operating expectations for the third quarter and full year 2010 are as follows:
Third Quarter 2010
•	Revenue in the range of $75.0 to $77.0 million
•	Adjusted EBITDA in the range of $24.0 to $26.0 million
•	Ending subscribers of approximately 1,345,000
Full Year 2010
•	Revenue in the range of $290 to $295 million (increased from the previously expected range of $275 to $280 million)
•	Adjusted EBITDA in the range of $93 to $97 million (increased from the previously expected range of $90 to $95 million)
•	Ending subscribers in the range of 1,360,000 to 1,370,000 (increased from the previously expected range of 1,280,000 to 1,300,000)

[4]	Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and other (income) expense.

[5]	Free cash flow subtracts from adjusted EBITDA capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense.

Conference Call & Webcast
Ancestry.com will host a conference call with analysts and investors today at 3:00 p.m. MT (5:00 p.m. ET). An accompanying slide presentation and a live webcast of the conference call will be available at the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/. Participants can also access the conference call by dialing 888-668-1643 (within the United States), or 913-312-6688 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available approximately two hours after the call has ended and will be available through Friday, August 6, 2010. To access the replay, dial 888-203-1112 (within the United States), or 719-457-0820 (international callers) and enter the replay passcode 7549001. The webcast replay will also be available for 12 months on the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/, under Events and Presentations.
Use of Non-GAAP Measures
Management believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that we do not consider indicative of our core performance. In the case of adjusted EBITDA, we adjust net income for such things as interest, taxes, stock-based compensation and certain non-cash and non-recurring items. Free cash flow subtracts from adjusted EBITDA the capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited financial statements.
Our management uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance. We also use adjusted EBITDA and have used free cash flow as factors when determining management’s incentive compensation.
About Ancestry.com
Ancestry.com Inc. (Nasdaq: ACOM) is the world’s largest online family history resource, with more than one million paying subscribers. More than 5 billion records have been added to the site in the past 13 years. Ancestry users have created more than 18 million family trees containing over 1.8 billion profiles. Ancestry.com has local Web sites directed at nine countries, including its flagship Web site at www.ancestry.com.

Forward-looking Statements
This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing our subscriber base, our activities to enhance subscribers’ experience, our business outlook and our opportunities and prospects for growth. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
Factors that could materially affect actual results, levels of activity, performance or achievements, and our ability to execute on our business strategy include an inability to continue to add subscribers through our marketing programs or integrations or inability to add subscribers at a cost that would support or increase margins, increase in churn, inability to provide additional products or services to allow for increases in per subscriber revenues, inability to acquire attractive additional content and other “Risk Factors” described from time to time in our filings with the Securities and Exchange Commission.
We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Ancestry.com Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$103,417	$66,941
Restricted cash	2,351	2,181
Short-term investments	30,535	33,331
Accounts receivable, net	4,925	5,860
Income tax receivable	473	2,017
Deferred income taxes	9,176	8,797
Prepaid expenses and other current assets	3,510	5,380

Total current assets	154,387	124,507
Property and equipment, net	17,454	19,430
Content database costs, net	51,130	49,650
Intangible assets, net	34,126	41,484
Goodwill	285,206	285,466
Other assets	2,142	2,811

Total assets	$544,445	$523,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,339	$6,877
Accrued expenses	21,019	18,850
Escrow liability	1,883	1,763
Deferred revenues	88,799	69,711
Current portion of long-term debt	10,395	28,416

Total current liabilities	131,435	125,617
Long-term debt, less current portion	65,835	71,609
Deferred income taxes	27,859	30,117
Other long-term liabilities	1,115	1,115

Total liabilities	226,244	228,458
Commitments and contingencies
Stockholders’ equity:
Common stock	43	42
Additional paid-in capital	283,290	272,513
Accumulated other comprehensive income (loss)	7	(41)
Retained earnings	34,861	22,376

Total stockholders’ equity	318,201	294,890

Total liabilities and stockholders’ equity	$544,445	$523,348

Ancestry.com Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	3 Months Ended		6 Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited)		(unaudited)
Revenues:
Subscription revenues	$70,544	$50,719	$130,104	$99,903
Product and other revenues	3,916	3,854	8,777	7,903

Total revenues	74,460	54,573	138,881	107,806
Costs of revenues:
Cost of subscription revenues	11,228	9,966	22,729	19,722
Cost of product and other revenues	1,280	1,310	2,774	2,824

Total cost of revenues	12,508	11,276	25,503	22,546

Gross profit	61,952	43,297	113,378	85,260
Operating expenses:
Technology and development	9,992	8,692	19,919	17,548
Marketing and advertising	24,490	15,065	46,936	29,986
General and administrative	8,032	6,777	15,774	14,340
Amortization of acquired intangible assets	3,679	4,055	7,358	8,113

Total operating expenses	46,193	34,589	89,987	69,987

Income from operations	15,759	8,708	23,391	15,273
Interest expense	(1,493)	(1,515)	(2,709)	(3,356)
Interest income	76	567	139	698
Other income (expense), net	(12)	2	(3)	10

Income before income taxes	14,330	7,762	20,818	12,625
Income tax expense	(5,807)	(3,082)	(8,333)	(4,442)

Net income	$8,523	$4,680	$12,485	$8,183

Net income per common share
Basic	$0.20	$0.12	$0.29	$0.21

Diluted	$0.18	$0.12	$0.26	$0.21

Weighted average common shares outstanding
Basic	42,764	38,287	42,612	38,257

Diluted	48,015	40,159	47,754	39,625

Reconciliation of adjusted EBITDA and free cash flow to net income:
Net Income	$8,523	$4,680	$12,485	$8,183
Interest expense, net	1,417	948	2,570	2,658
Income tax expense	5,807	3,082	8,333	4,442
Depreciation expense	2,740	2,687	5,604	5,330
Amortization expense	5,509	5,771	11,022	11,541
Stock-based compensation	1,262	1,277	2,266	2,803
Other income (expense), net	12	(2)	3	(10)

Adjusted EBITDA	$25,270	$18,443	$42,283	$34,947

Capitalization of content database costs	(2,349)	(1,886)	(5,141)	(3,672)
Purchase of property and equipment	(2,221)	(3,546)	(3,628)	(6,151)
Cash paid for interest	(476)	(1,388)	(1,477)	(5,416)
Cash paid for income taxes	(5,778)	(4,919)	(6,181)	(4,956)

Free cash flow	$14,446	$6,704	$25,856	$14,752

Ancestry.com Inc.
Other Data

	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Total Subscribers	1,310,562	1,211,978	1,066,123	1,028,180	990,959	959,411
Subscriber additions	290,589	279,100	165,241	159,795	160,394	188,561
Monthly churn	4.3%	3.3%	3.6%	3.6%	3.8%	4.3%
Subscriber acquisition cost	$74.04	$69.57	$85.21	$70.55	$73.27	$62.23
Average monthly revenue per subscriber	$18.02	$16.70	$16.67	$16.48	$16.42	$16.46

For more information:

Investors:	Media:

Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
Corey Kinger	Ray Yeung / Jo Anne Barrameda
(212) 986-6667	(212) 986-6667
investorrelations@ancestry.com	yeung@braincomm.com / barrameda@braincomm.com